Exhibit 99.1

Vera Bradley Announces Fiscal 2011 Third Quarter Financial Results

FORT WAYNE, Indiana, December 7, 2010 (GLOBE NEWSWIRE) — Vera Bradley, Inc. (Nasdaq: VRA) today announced its financial results for the fiscal 2011 third quarter ended October 30, 2010.

Third Quarter Highlights

•	Revenues increased 26% to $91.6 million, with Indirect revenues increasing 10% and Direct revenues increasing 74%, including an increase of 32.5% in comparable-store sales.

•

On a GAAP basis, the operating loss was $0.2 million, which included a one-time charge of $15.7 million related to restricted-stock awards that vested upon the completion of the Company’s IPO on October 21, 2010. On an adjusted basis, excluding this one-time charge, operating income increased 17% to $15.5 million.

•

On a GAAP basis, diluted EPS was $0.17 for the quarter, compared to $0.36 for the same period of the prior year. On an adjusted basis, excluding the restricted-stock charge and including an adjustment for income taxes, diluted EPS was $0.25 on 36.2 million weighted-average shares outstanding, compared to $0.22 on 35.4 million weighted-average shares outstanding in the comparable prior-year period.

“We are pleased with our strong financial results for the third quarter, our first as a public company,” said Mike Ray, Vera Bradley’s Chief Executive Officer. “Our solid sales momentum continued during the quarter, reflecting the strength and expanding appeal of our brand, the ongoing loyalty of our customers, and the strong response to our product offerings. Looking ahead, we remain focused on executing our growth strategies, which include expanding our product offerings and growing in underpenetrated markets in our Indirect and Direct channels.”

Third Quarter Results

Vera Bradley reported net revenues of $91.6 million for the third quarter, compared to $72.8 million in the same period of the prior year, an increase of $18.8 million, or 26%. By segment, Indirect revenues increased 10% to $59.8 million, and Direct revenues increased 74% to $31.8 million, with comparable-store sales increasing 32.5%. For the quarter, gross profit rose 30% to $51.7 million, and gross margin improved from 54.8% to 56.4%.

During the quarter, the Company opened five new stores, bringing the total to 34 full-price stores and four outlet stores as of October 30, 2010. The Company opened one additional full-price store subsequent to the end of the third quarter, its final anticipated store opening of fiscal 2011.

The operating loss for the quarter was $0.2 million, compared to operating income of $13.2 million in the third quarter of fiscal 2010. On an adjusted basis, excluding stock-based compensation expense of $15.7 million related to restricted-stock awards that vested upon the completion of the Company’s IPO, operating income increased 17% to $15.5 million.

On a GAAP basis, net income for the quarter was $6.0 million, compared to $12.8 million in the comparable prior-year period. GAAP earnings per diluted share totaled $0.17 for the quarter, compared to $0.36 for the same period of the prior year. Net income for the current quarter included the previously discussed restricted-stock expense and a tax benefit of $6.8 million related in part to the Company’s conversion from an “S” Corporation to a “C” Corporation for tax purposes. On an adjusted basis, excluding the restricted-stock expense and including an adjustment for income taxes as if the Company had been a “C” Corporation at the beginning of each period described (at an assumed combined effective tax rate of 40%), net income for the quarter increased 15% to $9.0 million, from $7.8 million a year ago, and diluted earnings per share increased to $0.25 on 36.2 million weighted-average shares outstanding, from $0.22 on 35.4 million weighted-average shares outstanding in the comparable prior-year period.

Year-to-Date Results

For the thirty-nine weeks ended October 30, 2010, net revenues increased 26% to $256.7 million, from $203.8 million in the comparable prior-year period. By segment, Indirect revenues increased 13% to $161.3 million, and Direct revenues increased 55% to $95.4 million, with comparable-store sales increasing 28.2%.

Operating income for the thirty-nine weeks totaled $26.8 million, down 3% from $27.7 million a year ago. On an adjusted basis, excluding $15.8 million of stock-based compensation expense related to the restricted-stock awards and $6.1 million of compensation expense for bonuses paid to recipients of the restricted-stock awards to satisfy tax obligations, operating income increased 76% to $48.7 million.

On a GAAP basis, net income for the thirty-nine weeks rose 23% to $32.0 million, from $25.9 million a year ago. Net income for the thirty-nine weeks included the previously discussed restricted-stock and bonus expenses as well as the tax benefit recognized in the third quarter. On an adjusted basis, excluding the restricted-stock and bonus expenses and including an adjustment for income taxes as if the Company had been a “C” Corporation at the beginning of each period described (at an assumed combined effective tax rate of 40%), net income for the thirty-nine weeks increased 79% to $28.5 million, from $15.9 million in the comparable prior-year period, and diluted earnings per share increased to $0.80 on 35.7 million weighted-average shares outstanding, from $0.45 on 35.4 million weighted-average shares outstanding in the comparable prior-year period.

Call Information

A conference call to discuss third quarter results is scheduled for today, December 7, 2010, at 4:30 PM Eastern Time. A broadcast of the call will be available on the Company’s website, www.verabradley.com. In addition, a replay of the call will be available shortly after the conclusion of the call and remain available until December 21, 2010. To access the telephone replay, listeners should dial (877) 870-5176. The access code for the replay is 7269477.

About Vera Bradley, Inc.

Friends Barbara Bradley Baekgaard and Patricia R. Miller founded Vera Bradley in 1982. Today, Vera Bradley is sold through 3,300 specialty stores as well as 39 Vera Bradley stores nationwide. Vera Bradley accessories, handbags, and travel and paper & gift items have recently been spotted on Desperate Housewives, Brothers and Sisters, Entourage, and Modern Family, and in over 20 feature-length films. Visit www.verabradley.com for a store near you or to learn more.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new stores as planned; and possible inability to sustain levels of comparable-store sales. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in our Registration Statement on Form S-1, as amended (File No. 333-167934), which became effective on October 20, 2010. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

Contact

Investor Relations:

ICR, Inc.

Joseph Teklits

Jean Fontana

Jean.fontana@icrinc.com

203-682-8200

Public Relations:

877-708-VERA (8372)

Mediacontact@verabradley.com

Vera Bradley, Inc.

Consolidated Balance Sheets

($ in thousands)

(unaudited)

	October 30, 2010	January 30, 2010	October 31, 2009
Assets
Current assets:
Cash and cash equivalents	$5,873	$6,509	$4,355
Accounts receivable, net	28,842	31,013	25,128
Inventories	83,688	66,535	50,836
Other current assets	5,724	6,468	4,532
Deferred income taxes	9,105	—	—

Total current assets	133,232	110,525	84,851

Property, plant, and equipment, net	41,140	40,123	44,116
Restricted cash	—	1,500	1,500
Other assets	2,525	1,604	1,481

Total assets	$176,897	$153,752	$131,948

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$20,785	$19,221	$18,464
Distributions payable	—	1,091	3,865
Accrued employment costs	13,814	14,181	10,692
Other accrued liabilities	10,744	9,772	6,806
Current portion of long-term debt	82	5,022	5,022

Total current liabilities	45,425	49,287	44,849

Long-term debt	76,978	25,114	11,869
Deferred income taxes	2,501	—	—
Other long-term liabilities	1,996	1,458	1,423

Total liabilities	126,900	75,859	58,141

Shareholders’ equity:
Common stock	—	1	1
Additional paid-in-capital	71,833	—	—
Retained earnings (accumulated deficit)	(21,836)	77,892	73,806

Total shareholders’ equity	49,997	77,893	73,807

Total liabilities and shareholders’ equity	$176,897	$153,752	$131,948

Vera Bradley, Inc.

Consolidated Statements of Income

($ in thousands, except per share amounts)

(unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
Net revenues	$91,595	$72,752	$256,672	$203,839
Cost of sales	39,921	32,874	109,362	99,724

Gross profit	51,674	39,878	147,310	104,115
Selling, general, and administrative expenses	53,239	30,030	125,824	84,755
Other income	1,373	3,385	5,286	8,365

Operating income (loss)	(192)	13,233	26,772	27,725
Interest expense, net	584	259	1,227	1,274

Income (loss) before income taxes	(776)	12,974	25,545	26,451
Income tax (benefit) expense	(6,775)	208	(6,418)	523

Net income	$5,999	$12,766	$31,963	$25,928

Basic weighted-average shares outstanding	36,082,298	35,440,547	35,654,464	35,440,547
Diluted weighted-average shares outstanding	36,213,361	35,440,547	35,699,156	35,440,547
Basic net income per share	$0.17	$0.36	$0.90	$0.73
Diluted net income per share	0.17	0.36	0.90	0.73

Vera Bradley, Inc.

Supplemental Information - Consolidated Statements of Income

Reconciliation of GAAP to Non-GAAP Financial Measures

($ in thousands, except per share amounts)

(unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
Operating income	$(192)	$13,233	$26,772	$27,725

Adjustments
Stock-based compensation expense relating to restricted-stock awards	15,703	—	15,790	—
Bonus compensation expense relating to restricted-stock awards	—	—	6,132	—

Total adjustments	15,703	—	21,922	—

Adjusted operating income	15,511	13,233	48,694	27,725
Interest expense, net	584	259	1,227	1,274

Adjusted income before income taxes	14,927	12,974	47,467	26,451
Adjusted income tax expense*	5,971	5,190	18,987	10,580

Adjusted net income	$8,956	$7,784	$28,480	$15,871

Adjusted net income per share:
Basic	$0.25	$0.22	$0.80	$0.45
Diluted	0.25	0.22	0.80	0.45

*	Assumes a combined federal, state, and local effective tax rate of 40%.

Vera Bradley, Inc.

Consolidated Statements of Cash Flows

($ in thousands)

(unaudited)

	Thirty-Nine Weeks Ended
	October 30, 2010	October 31, 2009
Cash flows from operating activities
Net income	$31,963	$25,928
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,193	6,905
Provision for doubtful accounts	119	687
Loss on disposal of fixed assets	278	267
Write-off of debt-issuance costs	227	—
Stock-based compensation	15,799	—
Deferred income taxes	(6,604)	—
Changes in assets and liabilities:
Accounts receivable	2,052	4,826
Inventories	(17,153)	13,639
Other assets	700	254
Accounts payable	1,564	2,393
Accrued and other liabilities	1,143	5,255

Net cash provided by operating activities	36,281	60,154

Cash flows from investing activities
Purchases of fixed assets	(7,303)	(4,864)
Restricted cash on deposit	1,500	—

Net cash used in investing activities	(5,803)	(4,864)

Cash flows from financing activities
Payments on financial-institution debt	(58,900)	(51,250)
Borrowings on financial-institution debt	105,673	13,500
Payments on vendor-financed debt	(34)	(248)
Payments on related-party debt	—	(3,488)
Payments on cash surrender value – life insurance	—	(600)
Payments of debt-issuance costs	(1,104)	—
Issuance of stock, net of costs	56,337	—
Repurchase of stock	(304)	—
Payments of distributions	(132,782)	(9,625)

Net cash used in financing activities	(31,114)	(51,711)

Increase (decrease) in cash and cash equivalents	$(636)	$3,579
Cash and cash equivalents, beginning of period	6,509	776

Cash and cash equivalents, end of period	$5,873	$4,355

Supplemental disclosure of non-cash activity
Vendor-financed purchases of fixed assets	$185	$136